EXHIBIT 10.1

TIVO INC. FISCAL YEAR 2007

BONUS PLAN FOR EXECUTIVES.

Purpose:

The terms of the TiVo Inc. (the “Company”) Fiscal Year 2007 Bonus Plan for Executives (the “Plan”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses and restricted stock grants, if any, will be based on the achievement of specified corporate and departmental goals at mid-year and end of fiscal year 2007, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of Fiscal Year 2007 Bonuses:

Company executives will be eligible to receive targeted amounts of cash and restricted stock under the Plan. The amount of actual bonuses of cash and/or restricted stock will be based on the achievement of objective Company and departmental performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee and the Board. Target cash bonuses for executives (excluding the Company’s Chief Executive Officer whose target is $500,000 per his employment agreement) under the Plan for fiscal year 2007 range from 20% to 50% of the recipient’s base salary. Executives may also receive a grant of restricted stock under the Plan set at a target of up to a maximum of 50% of options granted to the executive during fiscal year 2007. These restricted stock grants under the Plan will vest 100% after two years from the date of grant. The objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance, subscription growth, product innovation, achievement of milestone delivery dates, and product deployment and distribution, as well as other Company and departmental performance goals that may be determined by the Compensation Committee and/or the Board. Under the Plan, the Company’s executives will be eligible to receive up to twenty percent (20%) of their full fiscal year 2007 targeted cash bonuses at the mid-point of the Company’s fiscal year based upon the Compensation Committee’s and/or the Board’s assessment of the Company’s progress towards achievement of pre-determined performance goals for fiscal year 2007. The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.